EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-47069, 333-56849, 333-86375, 333-102448, 333-103570 and 333-105997) and Form S-3 (File Nos. 333-81419, 333-90961, 333-39744, 333-111738) of Quanta Services, Inc. of our report dated March 10, 2004, relating to the consolidated financial statements, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

March 10, 2004